Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Jeff Bergau jeff.bergau@arcadiabio.com +1-312-217-0419

ARCADIA BIOSCIENCES ANNOUNCES FOURTH-QUARTER AND FULL-YEAR 2016

FINANCIAL RESULTS AND BUSINESS HIGHLIGHTS

DAVIS, Calif. (March 8, 2017) – Arcadia Biosciences, Inc. (Nasdaq: RKDA), an agricultural technology company that creates value for farmers while benefitting the environment and enhancing human health, today released its financial and business results for the fourth quarter and full year of 2016.

The company’s loss from operations was $5.5 million in the fourth quarter and $18.6 million for the full year of 2016 compared to $4.1 million in the fourth quarter and $15.6 million for 2015. Net loss attributable to common stockholders in the fourth quarter and full year of 2016 was $5.7 million and $19.6 million, compared to $3.9 million and $20.7 million for the comparable periods in 2015.

Cash on hand and investments at the end of the fourth quarter totaled $53.1 million.

“2016 was a year of transition for Arcadia, as we focused on high value yield and nutrition traits that we believe will deliver near-term revenue,” said Raj Ketkar, President and CEO. “After a comprehensive strategic review, in Q4 we realigned the organization and operations to conserve cash, and we expect to see the benefits of these changes in 2017.”

“We will continue to work with our partners to advance our rich pipeline of abiotic stress traits, such as nitrogen use efficiency, water use efficiency and salinity tolerance,” he added.

Business and Technology Highlights

Arcadia made the following business and technical achievements in the fourth quarter of 2016:

•

SONOVA® GLA safflower oil use in pet food. Arcadia is awaiting approval from the FDA on its regulatory submission for GLA safflower oil use in pet food, which is expected to open a new market for its highly concentrated SONOVA GLA product.

•

Regulatory submittal for HB4 soybeans in China. Through its Verdeca joint venture with Bioceres, Arcadia submitted a regulatory dossier in China for import approval of HB4 stress tolerant soybeans. The trait has received regulatory approval in Argentina, with additional approvals pending in Uruguay and the U.S.

•

Kevin Comcowich joined board of directors. Experienced business and financial executive Kevin Comcowich joined Arcadia’s board of directors on October 30, 2016. Comcowich most recently served as the CEO and portfolio manager of HTX Energy Fund in Houston, Texas and has extensive experience in investment management and global capital market strategies. He will serve as an independent director and member of the audit committee.

•

Organizational changes. Following a comprehensive strategic review of all technology programs, partner progress and market conditions, Arcadia realigned its organization to support near-term product commercialization and preserve cash. This included a reduction in workforce, management changes and consolidation of facilities to reduce operating expenses by 15-20 percent.

Since the close of the fourth quarter, Arcadia has announced the following:

•

Arcadia Biosciences Obtains U.S. FDA GRAS Status for SONOVA® GLA Safflower Oil. Arcadia followed FDA-proposed procedures to establish its SONOVA® GLA safflower oil as GRAS under the intended conditions of use. This process included convening an expert panel to review the necessary product safety data and then submitting a notification to the FDA.

•

Study Shows Arcadia’s Nitrogen Use Efficiency Trait Increases Yield in NERICA Rice. In field evaluations over three growing seasons and in both upland and lowland rice production systems, rice lines with Arcadia’s NUE trait showed substantial yield increases under different nitrogen application rates. The leading NUE rice line showed a 34 percent increase over controls.

•

Origin, Arcadia Announce China Biotechnology Collaboration in Corn. Arcadia announced a collaboration with Origin Agritech to deregulate insect resistance/ herbicide tolerance traits in corn. The project involves the first-ever export of a key corn biotechnology product developed in China to the U.S., and Arcadia will assist Origin in developing information for submission to regulatory authorities in the U.S., China and other countries.

Arcadia Biosciences, Inc.

Financial Snapshot

(Unaudited)

($ in thousands)

	Three Months Ended December 31,			Years Ended December 31,
	2016	2015	% Favorable/	2016	2015	% Favorable/
			(Unfavorable)			(Unfavorable)
Total Revenues	540	1,346	(60)%	3,188	5,414	(41)%
Total Operating Expenses	6,011	5,416	(11)%	21,808	20,977	(4)%
Loss From Operations	(5,471)	(4,070)	(34)%	(18,620)	(15,563)	(20)%
Net Loss	(5,708)	(3,857)	(48)%	(19,624)	(17,956)	(9)%
Net Loss Attributable to Common Stockholders	(5,708)	(3,857)	(48)%	(19,624)	(20,727)	5%

Revenues

In the fourth quarter of 2016, revenues were $540,000, compared to revenues of $1.3 million in the fourth quarter of 2015. For annual 2016, overall revenues decreased to $3.2 million compared to $5.4 million during the same period of 2015. The quarter-over-quarter and annual results were primarily impacted by delays to the estimated commercialization dates within the portfolio of license agreements as well as the conclusion of certain contract research and government grant projects in 2015.

Operating Expenses

In the fourth quarter of 2016, operating expenses were $6.0 million, compared to $5.4 million in the fourth quarter of 2015. For annual 2016, operating expenses were $21.8 million, compared to $21.0 million during the same period in 2015. Research and development (R&D) spending decreased by $303,000 in 2016, as a result of reduced subcontract work, partially offset by increased costs associated with Arcadia’s program in corn trait development and commercialization initiated in early 2016. General and administrative (SG&A) expenses increased by $1.1 million during the same period, primarily due to severance costs associated with the reductions in force.

Net Loss

Net loss for the fourth quarter of 2016 was $5.7 million, compared to $3.9 million for the fourth quarter of 2015. Net loss for the year was $19.6 million, compared to $18.0 million for 2015. The net loss in the fourth quarter of 2015 included the effect of higher interest expense, and also was impacted by non-cash adjustments to the value of financing-related derivatives. Additionally, the fourth quarter of 2015 net loss included the effect of a reduction to the income tax provision.

Net Loss Attributable to Common Stockholders

Net loss attributable to common stockholders for the fourth quarter of 2016 was $5.7 million, compared to $3.9 million for the fourth quarter of 2015. Net loss attributable to common stockholders for the year was $19.6 million, compared to $20.7 million for 2015. The net loss attributable to stockholders for 2015 included adjustments associated with preferred share financing redemption rights and deemed dividends to a warrant holder.

Per share net loss attributable to common stockholders for the fourth quarter of 2016 was 13 cents, compared to 9 cents for the fourth quarter of 2015, and 44 cents for 2016, compared to 73 cents for 2015. The number of shares outstanding used to calculate the per-share losses attributable to common stockholders for each period is weighted and reflects the company’s change from a private to a public company in May 2015.

Conference Call and Webcast

The company has scheduled a conference call for 4:30 p.m. Eastern (1:30 p.m. Pacific) to discuss third-quarter and year-to-date results and key strategic achievements.

Interested participants can join the conference call using the following numbers:

U.S. Toll-Free Dial-In:	+1-844-243-4690
International Dial-In:	+1-225-283-0138
Passcode:	68547235

A live webcast of the conference call will be available on the “Investors” section of the Arcadia’s website at www.arcadiabio.com. Following completion of the call, a recorded replay will be available on the company’s investor website.

Safe Harbor Statement

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release and the accompanying conference call contain forward-looking statements about the company and its products, including statements relating to components of the company’s long-term financial success and ongoing plans; the company’s traits, commercial products, and collaborations; and the company’s ability to manage the regulatory processes for its traits and commercial products. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the company’s and its partners’ ability to develop commercial products incorporating its traits and to complete the regulatory review process for such products; the company’s compliance with laws and regulations that impact the company’s business, and changes to such laws and regulations; and the company’s future capital requirements and ability to satisfy its capital needs.  Further information regarding these and other factors that could affect the company’s financial results is included in filings the company makes with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 and additional information that will be set forth in its Form 10-K for the year ended December 31, 2016. These documents are or will be available on the SEC Filings section of the Investor Relations pages of the company’s website at www.arcadiabio.com. All information provided in this release and in the attachments is as of the date hereof, and Arcadia Biosciences, Inc. undertakes no duty to update this information.

About Arcadia Biosciences, Inc.

Based in Davis, Calif., Arcadia Biosciences (Nasdaq: RKDA) develops agricultural products that create added value for farmers while benefitting the environment and enhancing human health. Arcadia’s agronomic performance traits, including Nitrogen Use Efficiency, Water Use Efficiency, Salinity Tolerance, Heat Tolerance and Herbicide Tolerance, are all aimed at making agricultural production more economically efficient and environmentally sound. Arcadia’s nutrition traits and products are aimed at creating healthier ingredients and whole foods with lower production costs. For more information, visit www.arcadiabio.com.

Arcadia Biosciences, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	As of December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$2,013	$23,973
Short-term investments	48,547	26,270
Accounts receivable	349	706
Unbilled revenue	184	82
Inventories — current	252	294
Prepaid expenses and other current assets	877	692
Total current assets	52,222	52,017
Property and equipment, net	508	585
Inventories — noncurrent	1,327	1,867
Long-term investments	2,498	19,748
Other noncurrent assets	19	25
Total assets	$56,574	$74,242
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$2,359	$2,423
Amounts due to related parties	30	19
Unearned revenue — current	740	1,008
Total current liabilities	3,129	3,450
Notes payable	25,127	24,930
Unearned revenue — noncurrent	3,120	2,637
Other noncurrent liabilities	3,000	3,000
Total liabilities	34,376	34,017
Stockholders’ equity:
Common stock, $0.001 par value—400,000,000 shares authorized as of December 31, 2016 and December 31, 2015; 44,487,678 and 44,184,195 shares issued and outstanding as of December 31, 2016 and December 31, 2015, respectively	44	44
Additional paid-in capital	173,723	172,222
Accumulated deficit	(151,550)	(131,926)
Accumulated other comprehensive loss	(19)	(115)
Total stockholders’ equity	22,198	40,225
Total liabilities and stockholders’ equity	$56,574	$74,242

Arcadia Biosciences, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share data)

	Year Ended December 31,
	2016	2015
Revenues:
Product	$669	$466
License	144	1,216
Contract research and government grants	2,375	3,732
Total revenues (which includes $0 and $91 from related parties )	3,188	5,414
Operating expenses:
Cost of product revenues	895	892
Research and development	8,663	8,966
Selling, general and administrative	12,250	11,119
Total operating expenses	21,808	20,977
Loss from operations	(18,620)	(15,563)
Interest expense	(1,319)	(2,658)
Other income, net	340	521
Loss on extinguishment of debt	—	(230)
Net loss before income taxes	(19,599)	(17,930)
Income tax provision	(25)	(26)
Net loss	(19,624)	(17,956)
Accretion of redeemable convertible preferred stock to redemption value	—	(2,574)
Deemed dividends to warrant holder	—	(197)
Net loss attributable to common stockholders	$(19,624)	$(20,727)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.44)	$(0.73)
Weighted-average number of shares used in per share calculations:
Basic and diluted	44,366,816	28,559,119
Other comprehensive income (loss), net of tax
Unrealized gains (losses) on available-for-sale securities	96	(115)
Other comprehensive income (loss)	96	(115)
Comprehensive loss attributable to common stockholders	$(19,528)	$(20,842)

Arcadia Biosciences, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Year Ended December 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(19,624)	$(17,956)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	304	294
Loss (gain) on disposal of equipment	4	(10)
Net amortization of investment premium	140	85
Payment of research and develop fees with cost investment	—	500
Stock-based compensation	1,059	1,392
Change in fair value of derivative liabilities related to convertible promissory notes	—	9
Gain on expiration of warrant and derivative liability related to notes payable upon IPO	—	(437)
Accretion of debt discount	198	837
Loss on extinguishment of debt	—	230
Changes in operating assets and liabilities:
Accounts receivable	357	336
Unbilled revenue	(102)	298
Inventories	582	412
Prepaid expenses and other current assets	(185)	(415)
Other noncurrent assets	5	49
Accounts payable and accrued expenses	(19)	125
Amounts due to related parties	11	(37)
Unearned revenue	215	(821)
Net cash used in operating activities	(17,055)	(15,109)
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	—	10
Purchases of property and equipment	(231)	(151)
Purchases of investments	(41,385)	(48,719)
Proceeds from sales and maturities of investments	36,315	2,500
Net cash used in investing activities	(5,301)	(46,360)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock upon IPO	—	68,227
Payments of IPO issuance costs	—	(8,205)
Proceeds from issuance of notes payable	—	45,000
Payments of debt issuance costs	(46)	(396)
Payments of debt extinguishment costs	—	(1,319)
Proceeds from exercise of stock options and purchases through ESPP	442	360
Payments on notes payable to related party	—	(8,000)
Payments on notes payable and convertible promissory notes	—	(26,796)
Net cash provided by financing activities	396	68,871
Net (decrease) increase in cash and cash equivalents	(21,960)	7,402
Cash and cash equivalents — beginning of period	23,973	16,571
Cash and cash equivalents — end of period	$2,013	$23,973
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$1,033	$2,050
Cash paid for income taxes	$29	$149
NONCASH INVESTING AND FINANCING ACTIVITIES:
Accretion of redeemable convertible preferred stock	$—	$2,574
Debt issuance costs included in accounts payable and accrued expenses	$—	$46
Reclassification of deferred IPO costs to equity	$—	$5,022
Deemed dividend to common stock warrant holder	$—	$197
Issuance of warrants and derivatives in connection with notes payable issuance	$—	$437
Stock option exercise cost included in accounts receivable	$—	$1
Conversion of preferred stock to common stock upon IPO	$—	$85,455

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